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                                                                  EXHIBIT 10

                         EXECUTIVE EMPLOYMENT AGREEMENT

  This Agreement, dated February 14, 1996, by and between Medex, Inc., an Ohio corporation (the "Company"), and Bradley P. Gould (the "Executive").

  The Company agrees to employ Executive in the position of Chief Executive Officer and Executive agrees to serve in the employ of Company as an executive, as follows:

1. TERM. Executive acknowledges that this Agreement does not create any obligation on Executive's part to work for Company, nor for Company to employ Executive for any fixed period of time, and Executive's employment may be terminated at anytime with or without cause. Executive and Company acknowledge that employment of Executive will be subject to the terms and conditions of this Agreement, but shall be terminable at will by either party.

2. NOTICE. Written notice of termination of Executive's employment shall be given by either the Company or Executive to the other Party not less than ninety days prior to the effective date of said termination. Such notice shall be given to the Company at 3637 Lacon Road, Hilliard, Ohio 43026, Attention:
Vice President, Human Resources and to Executive at his place of employment. Executive and Company acknowledge that the notice of termination requirement of this Section in no way effects the at-will
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employment relationship between the Parties.

3. COMPENSATION. As compensation for all services rendered by Executive under this Agreement, Executive shall be paid as follows:

  A.  SALARY.  Executive shall be paid a base salary of $320,000 per annum.
The salary will be paid in the same installments as prevail for other executives of the Company or such other installments as are agreed upon between the Executive and the Company which will be reviewed annually by the Executive Compensation Committee of the Board of Directors.

  B. BENEFITS. In addition, Executive shall be eligible to participate in the following plans:

  1. Company's Health, Disability and Life Insurance Plans
  2. Key Employee Stock Option Plan
  3. Executive Stock Option Plan
  4. Administrative Incentive Stock Option Plan II
  5. Executive Split Dollar Insurance Plan
  6. Company car allowance for BMW 740L or equivalent and all normal operating expenses relating thereto
  7. Incentive Bonus Compensation Program
  8. 401-K Savings Plan

Executive shall also be entitled to receive the following benefits:

  1. Reasonable relocation expenses, including: temporary living expenses; moving expenses; real estate closing costs; real estate fees; and house hunting trips
  2. Continued participation in German pension plan
  3. Tax preparation services and consultation

  C. SEVERANCE. In the event Executive's employment is involuntarily terminated by the Company, other than as a result of a "Change of Control" as defined in the Employment Agreement, as amended, previously executed by Executive, Executive shall be

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entitled to severance payments equivalent to one year of salary and bonus
(based upon "Target Income"). However, should Executive's employment be terminated due to the occurrence of any of the following: Executive violates the provisions of Sections 3 or 4 herein, commits, is arrested or otherwise officially charged with a felony or any crime involving moral turpitude, or any other criminal activity or unethical conduct which, in the good faith opinion of the Company, would impair Executive's ability to perform his duties hereunder or would impair the business reputation of the Company, Executive shall not be entitled to receive any severance payments.

4. OBLIGATION OF LOYALTY. Throughout Executive's employment with the Company, Executive is required to devote his full time and energy to the performance of his duties and responsibilities and to the promotion of the Company's interests.

5. CONFIDENTIALITY. Recognizing that the knowledge and information about, or relationships with, the business associates, customers, clients and agents of the Company and its subsidiaries or affiliates and the business methods, systems, plans and policies of the Company and of its subsidiaries and affiliates which Executive has heretofore and shall hereafter receive, obtain or establish as an employee of the Company or otherwise are valuable and unique assets of the Company, Executive agrees that, during the continuance of this Agreement and thereafter, he shall not

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(otherwise than pursuant to his duties hereunder) disclose without the written consent of the Company, any material or substantial, confidential or proprietary know-how, data or information pertaining to the Company, its subsidiaries or affiliates, or its business, personnel or plans, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. Executive acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Executive or made available to Executive concerning the Company's business shall be the Company's exclusive property and shall be delivered by Executive to the Company upon expiration or termination of this Agreement or at any other time upon the request of the Company.

6. SEVERABILITY. If any provision of this Agreement or any part hereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all conditions and provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect.

7. WARRANTY. Executive warrants and represents that he is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in anyway restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

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8.  EFFECT OF OTHER AGREEMENTS.  This Agreement does not supersede any previously written and executed agreements between the parties herein, such as the "Employment Agreement" which becomes effective under certain conditions when there is a change in control of the Company. This Agreement shall, from the date of its execution, supersede, in all respects, all previous oral agreements in regard to employment between Executive and the Company. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the Parties hereto.

9. GOVERNING LAW. This Executive Employment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.

  In witness whereof, the parties hereto, intending to be legal bound, have executed this Agreement as of the date first written above.

EXECUTIVE                          COMPANY:  MEDEX, INC.

Name:    Bradley P. Gould          Name:    Robert E. Boyd, Jr.
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Title:     CEO                     Title:     Secretary
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Date:    2/14/96                   Date:    2/14/96
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